Jason Industries Reports Third Quarter 2017 Results
Third Consecutive Quarter of Margin Expansion
Additional Buyback of Second Lien Debt
Narrows Full Year Guidance on the High End

MILWAUKEE, November 2, 2017 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported results for third quarter 2017.

Key financial results for the third quarter 2017 versus the year ago period include:

•
Net sales of $155.4 million decreased 8.6 percent and included a negative 3.7 percent impact from the divestiture and planned exit of non-core businesses in the margin expansion program and a positive 1.2 percent from foreign currency translation.

•	Operating income of $4.7 million, or 3.0 percent of net sales, increased $0.4 million from 2.5 percent of net sales on improved operational results on lower sales and higher restructuring costs.

•
Net loss of $1.6 million, or $0.10 diluted loss per share, decreased $0.9 million or $0.03 per share, significantly impacted by a loss on the divestiture of the Acoustics European operations of $0.8 million net of tax, or $0.03 per share.

•
Free cash flow was $0.4 million, an increase of $2.3 million, due to higher cash flows generated by operations and lower capital expenditures. Total liquidity was $98.3 million, an increase of $12.9 million vs prior year.

On an adjusted basis, third quarter 2017 results versus the year ago period include:

•	Adjusted EBITDA of $16.1 million, or 10.4 percent of net sales, decreased $0.4 million and improved from 9.7 percent of net sales, driven by margin expansion from improved operational efficiencies.

•	Adjusted net loss of $0.4 million, or $0.01 Adjusted loss per share, improved $0.05 per share.

“Our ability to execute operational improvement initiatives, self-help projects, and targeted growth initiatives resulted in margin expansion for Jason for the third consecutive quarter, and organic growth in two of our businesses,” said Brian Kobylinski, chief executive officer of Jason. “The Finishing business delivered over 4 percent organic growth, and we are encouraged by the progress resulting from our commercial focus in the business.”

Highlights during the quarter include:

•
Total Cost Reduction and Margin Expansion program savings were $1.0 million in the third quarter with a total of $18.0 million since the inception of the program. Actions taken and announced to-date are expected to achieve $22 million in annual run-rate cost savings.

•
Completed the sale of both the Acoustics European operations and the Finishing manufacturing facility in Richmond, Virginia as previously announced for combined net proceeds of $10.0 million. The Virginia facility will be fully consolidated into Finishing’s Richmond, Indiana location in the fourth quarter.

•
Achieved organic growth of 4.3 percent in Finishing and 1.8 percent in Seating. Finishing organic growth was achieved through strength in industrial markets and share gains, while exiting low margin business and products.

•
Seating was awarded significant new platforms by Mahindra North America (Mahindra), a world leader in tractor sales. The new business award results in supplying seats for Mahindra’s compact, mid-sized and full-sized utility tractor platforms for ten models spanning both open and cab designs. The contract includes significant volume over three years.

•	Repurchased $12.0 million Second Lien Term Loans for $10.7 million.

Key financial results within the segments for the third quarter 2017 versus the year ago period include:

•
Finishing net sales of $51.1 million increased $1.9 million, or 3.9 percent, including a positive foreign currency translation impact of 3.0 percent and a negative 3.4 percent impact from the exit of a non-core market in Brazil. Organic sales increased 4.3 percent and were impacted by higher volumes in industrial end markets, partially offset by strategic decisions to exit low-margin business and products. Adjusted EBITDA was $7.5 million, or 14.7 percent of net sales, an increase of $0.5 million from 14.3 percent of net sales. Adjusted EBITDA margin increased on improved pricing and continuous improvement initiatives.

•
Components net sales of $19.9 million decreased $4.9 million, or 19.8 percent, including a negative 8.6 percent impact from the exit of non-core product lines upon closure of the Buffalo Grove, Illinois facility. Organic sales decreased 11.2 percent due to timing of smart utility meter volumes. Adjusted EBITDA was $2.4 million, or 12.3 percent of net sales, a decrease of $1.2 million from 14.7 percent of net sales, and was negatively impacted by lower volumes, unfavorable product mix, and higher material costs, partially offset by savings resulting from the cost reduction program.

•
Seating net sales of $33.0 million increased $0.6 million, or 2.0 percent, including a positive foreign currency translation impact of 0.2 percent. Organic sales increased 1.8 percent on improved pricing and higher market volume and share gain in the construction market, partially offset by lower volumes in the motorcycle and turf care markets. Adjusted EBITDA was $2.6 million, or 8.0 percent of net sales, an increase of $0.1 million from 7.8 percent of net sales, and was positively impacted by continuous improvement initiatives and supply chain negotiation savings.

•
Acoustics net sales of $51.5 million decreased $12.3 million, or 19.3 percent, including a positive foreign currency translation impact of 0.7 percent. Organic sales decreased 16.1 percent due to automotive assembly plant shutdowns on declining light vehicle demand and temporary 2016 takeover volumes related to a competitor bankruptcy. Adjusted EBITDA was $6.6 million, or 12.9 percent of net sales, a decrease of $0.8 million from 11.6 percent of net sales due to improved labor and material productivity, partially offset by lower volumes.

•	Corporate expenses of $3.1 million decreased $1.0 million on lower third-party consulting fees and lower administration expenses.

2017 Guidance:

“We began the year with a renewed focus on operational execution, cash generation, and leverage reduction and these goals remain clear as we head into the fourth quarter. We have executed on many initiatives through the first three quarters of 2017, allowing us to repurchase additional high-interest second lien debt while maintaining stable liquidity levels. With this improved execution we are confident in narrowing our 2017 guidance to the high end of our previous range.”

For the full year 2017, Jason is narrowing guidance to net sales of $630 to $640 million and adjusted EBITDA of $64 to $66 million, on the high end of the previous ranges of $625 to $640 million and $63 to $66 million, respectively. Jason is reaffirming free cash flow guidance of $9 to $13 million, which includes approximately $6 million of cash restructuring.

Conference Call:

The Company will hold a conference call to discuss its third quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Third Quarter 2017 Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), November 9, 2017. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, seating, and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Chief Financial Officer:

Chad Paris
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Net sales	$155,430	$170,108	$503,100	$546,769
Cost of goods sold	123,457	139,261	400,874	441,092
Gross profit	31,973	30,847	102,226	105,677
Selling and administrative expenses	26,170	25,941	78,068	86,515
(Gain) loss on disposals of property, plant and equipment - net	(639)	68	(904)	757
Restructuring	1,772	566	2,996	5,066
Operating income	4,670	4,272	22,066	13,339
Interest expense	(8,203)	(7,906)	(24,964)	(23,893)
Gain on extinguishment of debt	819	—	2,383	—
Equity income	295	146	715	457
Loss on divestiture	(842)	—	(8,730)	—
Other income - net	58	247	261	648
Loss before income taxes	(3,203)	(3,241)	(8,269)	(9,449)
Tax benefit	(1,602)	(694)	(1,438)	(1,360)
Net loss	$(1,601)	$(2,547)	$(6,831)	$(8,089)
Less net (loss) gain attributable to noncontrolling interests	—	(415)	5	(1,325)
Net loss attributable to Jason Industries	$(1,601)	$(2,132)	$(6,836)	$(6,764)
Accretion of preferred stock dividends	955	900	2,809	2,700
Net loss available to common shareholders of Jason Industries	$(2,556)	$(3,032)	$(9,645)	$(9,464)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.10)	$(0.13)	$(0.37)	$(0.42)

Weighted average number of common shares outstanding:
Basic and diluted	26,241	22,499	26,023	22,423

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	September 29, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$51,391	$40,861
Accounts receivable - net	75,793	77,837
Inventories - net	70,495	73,601
Other current assets	16,259	17,866
Total current assets	213,938	210,165
Property, plant and equipment - net	154,501	177,823
Goodwill	44,739	42,157
Other intangible assets - net	134,484	144,258
Other assets - net	12,927	9,433
Total assets	$560,589	$583,836

Liabilities and Shareholders' Equity (Deficit)
Current liabilities
Current portion of long-term debt	$7,310	$8,179
Accounts payable	56,154	61,160
Accrued compensation and employee benefits	19,119	13,207
Accrued interest	98	191
Other current liabilities	24,059	24,807
Total current liabilities	106,740	107,544
Long-term debt	397,901	416,945
Deferred income taxes	34,122	42,608
Other long-term liabilities	21,330	19,881
Total liabilities	560,093	586,978

Shareholders' Equity (Deficit)
Preferred stock	48,697	45,899
Jason Industries common stock	3	2
Additional paid-in capital	144,547	144,666
Retained deficit	(170,068)	(163,232)
Accumulated other comprehensive loss	(22,683)	(30,372)
Shareholders’ equity (deficit) attributable to Jason Industries	496	(3,037)
Noncontrolling interests	—	(105)
Total shareholders' equity (deficit)	496	(3,142)
Total liabilities and shareholders' equity (deficit)	$560,589	$583,836

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Nine Months Ended
	September 29, 2017	September 30, 2016
Cash flows from operating activities
Net loss	$(6,831)	$(8,089)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant and equipment	19,874	23,502
Amortization of intangible assets	9,365	9,421
Amortization of deferred financing costs and debt discount	2,232	2,256
Equity income	(715)	(457)
Deferred income taxes	(8,540)	(7,635)
(Gain) loss on disposals of property, plant and equipment - net	(904)	757
Gain on extinguishment of debt	(2,383)	—
Loss on divestiture	8,730	—
Transaction fees on divestiture	(932)	—
Dividends from joint venture	—	2,068
Share-based compensation	904	(864)
Net increase (decrease) in cash, excluding effect of divestitures, due to changes in:
Accounts receivable	(332)	(15,857)
Inventories	3,958	1,487
Other current assets	655	6,366
Accounts payable	(5,275)	7,850
Accrued compensation and employee benefits	7,647	(1,209)
Accrued interest	(80)	33
Accrued income taxes	2,061	2,030
Other - net	(4,954)	1,213
Total adjustments	31,311	30,961
Net cash provided by operating activities	24,480	22,872
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	8,758	3,299
Payments for property, plant and equipment	(10,363)	(16,111)
Proceeds from divestitures, net of cash divested and debt assumed by buyer	7,883	—
Acquisitions of patents	(64)	(134)
Changes in restricted cash	(2,361)	—
Net cash provided by (used in) investing activities	3,853	(12,946)
Cash flows from financing activities
Payments of First and Second Lien term loans	(21,051)	(2,325)
Proceeds from other long-term debt	7,883	8,415
Payments of other long-term debt	(6,190)	(9,635)
Payments of preferred stock dividends	(9)	(2,700)
Other financing activities - net	(35)	(151)
Net cash used in financing activities	(19,402)	(6,396)
Effect of exchange rate changes on cash and cash equivalents	1,599	63
Net increase in cash and cash equivalents	10,530	3,593
Cash and cash equivalents, beginning of period	40,861	35,944
Cash and cash equivalents, end of period	$51,391	$39,537

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Finishing
Net sales	$50,276	$53,148	$49,162	$44,297	$196,883	$49,476	$49,757	$51,065		$150,298
Adjusted EBITDA	5,229	7,634	7,042	4,295	24,200	7,067	7,324	7,503		21,894
Adjusted EBITDA % net sales	10.4%	14.4%	14.3%	9.7%	12.3%	14.3%	14.7%	14.7%		14.6%

Components
Net sales	$26,837	$24,634	$24,876	$21,320	$97,667	$21,117	$21,713	$19,945		$62,775
Adjusted EBITDA	4,613	3,337	3,658	2,641	14,249	2,720	2,451	2,445		7,616
Adjusted EBITDA % net sales	17.2%	13.5%	14.7%	12.4%	14.6%	12.9%	11.3%	12.3%		12.1%

Seating
Net sales	$51,950	$44,680	$32,330	$32,090	$161,050	$47,373	$44,921	$32,963		$125,257
Adjusted EBITDA	6,629	5,620	2,507	1,366	16,122	5,530	5,897	2,621		14,048
Adjusted EBITDA % net sales	12.8%	12.6%	7.8%	4.3%	10.0%	11.7%	13.1%	8.0%		11.2%

Acoustics
Net sales	$61,911	$63,225	$63,740	$61,043	$249,919	$57,227	$56,086	$51,457		$164,770
Adjusted EBITDA	6,615	6,758	7,414	6,415	27,202	6,721	7,983	6,640		21,344
Adjusted EBITDA % net sales	10.7%	10.7%	11.6%	10.5%	10.9%	11.7%	14.2%	12.9%		13.0%

Corporate
Adjusted EBITDA	$(4,747)	$(4,595)	$(4,098)	$(4,173)	$(17,613)	$(3,477)	$(3,075)	$(3,073)		$(9,625)

Consolidated
Net sales	$190,974	$185,687	$170,108	$158,750	$705,519	$175,193	$172,477	$155,430		$503,100
Adjusted EBITDA	18,339	18,754	16,523	10,544	64,160	18,561	20,580	16,136		55,277
Adjusted EBITDA % net sales	9.6%	10.1%	9.7%	6.6%	9.1%	10.6%	11.9%	10.4%		11.0%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	3Q 2017
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	4.3%	(11.2)%	1.8%	(16.1)%	(6.1)%
Currency impact	3.0%	—%	0.2%	0.7%	1.2%
Divestiture & Non-Core Exit	(3.4)%	(8.6)%	—%	(3.9)%	(3.7)%
Growth as reported	3.9%	(19.8)%	2.0%	(19.3)%	(8.6)%

	YTD 2017
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	1.8%	(7.1)%	(2.6)%	(11.5)%	(5.1)%
Currency impact	(0.5)%	—%	(0.3)%	—%	(0.2)%
Divestiture & Non-Core Exit	(2.8)%	(10.7)%	—%	(1.3)%	(2.7)%
Growth as reported	(1.5)%	(17.8)%	(2.9)%	(12.8)%	(8.0)%

Free Cash Flow

	3Q		YTD
	2016	2017	2016	2017
Operating Cash Flow	$2,095	$3,648	$22,872	$24,480
Less: Capital Expenditures	(3,982)	(3,202)	(16,111)	(10,363)
Less: Preferred Stock Dividends	—	(5)	(2,700)	(9)
Free Cash Flow After Dividends	$(1,887)	$441	$4,061	$14,108

Net Debt to Adjusted EBITDA

September 29, 2017
Current and long-term debt	$405,211
Add: Debt discounts and deferred financing costs	9,795
Less: Cash and cash equivalents	(51,391)
Net Debt	$363,615

Adjusted EBITDA
4Q16	$10,544
1Q17	18,561
2Q17	20,580
3Q17	16,136
TTM Adjusted EBITDA	65,821
Divestiture TTM Adjusted EBITDA*	(2,341)
Pro Forma TTM Adjusted EBITDA	63,480

Net Debt to Adjusted EBITDA**	5.7x
*Divestiture TTM Adjusted EBITDA excludes Adjusted EBITDA prior to the date of the divestiture during the trailing twelve months.

**Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 4.13x as of September 29, 2017. See Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net income (loss)	$(3,088)	$(2,454)	$(2,547)	$(69,964)	$(78,053)	$(493)	$(4,737)	$(1,601)		$(6,831)
Tax provision (benefit)	(2,579)	1,913	(694)	(4,936)	(6,296)	(15)	179	(1,602)		(1,438)
Interest expense	8,024	7,963	7,906	7,950	31,843	8,366	8,395	8,203		24,964
Depreciation and amortization	10,397	11,457	11,069	11,118	44,041	10,003	9,487	9,749		29,239
EBITDA	12,754	18,879	15,734	(55,832)	(8,465)	17,861	13,324	14,749		45,934
Adjustments:
Impairment charges(1)	—	—	—	63,285	63,285	—	—	—		—
Restructuring(2)	2,717	1,783	566	2,166	7,232	681	543	1,772		2,996
Integration and other restructuring costs(3)	1,589	55	(354)	690	1,980	—	—	—		—
Share-based compensation(4)	576	(1,949)	509	112	(752)	349	324	231		904
Loss (gain) on disposals of fixed assets—net(5)	703	(14)	68	123	880	(330)	65	(639)		(904)
Gain on extinguishment of debt(6)	—	—	—	—	—	—	(1,564)	(819)		(2,383)
Loss on divestitures(7)	—	—	—	—	—	—	7,888	842		8,730
Total adjustments	5,585	(125)	789	66,376	72,625	700	7,256	1,387		9,343
Adjusted EBITDA	$18,339	$18,754	$16,523	$10,544	$64,160	$18,561	$20,580	$16,136		$55,277

(1)	Represents non-cash impairment of goodwill of $29.8 million and $33.2 million in the acoustics and components segments, respectively.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)
During 2016, integration and other restructuring costs primarily includes costs incurred in connection with the start-up of a new acoustics segment facilities in Warrensburg, Missouri and Richmond, Indiana and during the third quarter of 2016 includes a $0.6 million reversal of a reserve related to the Newcomerstown fire recorded in acquisition accounting for the business combination in 2014.

(4)
Represents non-cash share based compensation expense (income) for awards under the Company’s 2014 Omnibus Incentive Plan. During the second quarter of 2016, share-based compensation includes $2.5 million of expense reversal as a result of the lowering of assumed vesting levels for Adjusted EBITDA performance share units.

(5)
Loss (gain) on disposals of fixed assets for the third quarter of 2017 includes a gain $0.5 million on the sale of a building related to the closure of the finishing segment’s Richmond, Virginia facility, for the first quarter of 2017 includes a gain of $0.4 million on the sale of equipment related to the closure of the components segment’s Buffalo Grove, Illinois facility and for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.

(6)	Represents a gain on extinguishment of Second Lien Term Loan debt in both the second and third quarter of 2017.

(7)
Represents the completed divestiture of the Company’s Acoustics European operations. A pre-tax loss of $7.9 million was recorded in the second quarter of 2017 when the business was classified as held for sale and a pre-tax loss of $0.8 million was recorded in the third quarter of 2017 upon closing of the divestiture.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net income (loss)	$(3,088)	$(2,454)	$(2,547)	$(69,964)	$(78,053)	$(493)	$(4,737)	$(1,601)		$(6,831)
Adjustments:
Impairment charges	—	—	—	63,285	63,285	—	—	—		—
Restructuring	2,717	1,783	566	2,166	7,232	681	543	1,772		2,996
Integration and other restructuring costs	1,589	55	(354)	690	1,980	—	—	—		—
Share based compensation	576	(1,949)	509	112	(752)	349	324	231		904
Loss (gain) on disposal of fixed assets - net	703	(14)	68	123	880	(330)	65	(639)		(904)
Gain on extinguishment of debt	—	—	—	—	—	—	(1,564)	(819)		(2,383)
Loss on divestitures	—	—	—	—	—	—	7,888	842		8,730
Tax effect on adjustments(1)	(1,926)	558	(122)	(574)	(2,064)	(55)	(582)	(214)		(851)
Adjusted net income (loss)	$571	$(2,021)	$(1,880)	$(4,162)	$(7,492)	$152	$1,937	$(428)	$—	$1,661

Effective tax rate on adjustments(1)	34%	446%	15%	1%	3%	16%	8%	16%		9%

Diluted weighted average number of common shares outstanding (GAAP):	22,388	22,395	22,499	22,758	22,507	25,784	26,042	26,241		26,023
Plus: effect of dilutive share-based compensation (non-GAAP)(2)	—	—	—	—	—	—	—			—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)	7,139	7,139	7,139	6,919	7,083	3,967	3,815	3,889		3,894
Diluted weighted average number of common shares outstanding (non-GAAP)(2)	29,527	29,534	29,638	29,677	29,590	29,751	29,857	30,130	—	29,917

Adjusted (loss) earnings per share	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.25)	$0.01	$0.06	$(0.01)		$0.06

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.16)	$(0.13)	$(0.13)	$(2.70)	$(3.15)	$(0.05)	$(0.22)	$(0.10)		$(0.37)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest	—	—	—	2.39	2.42	—	—	—		—
Restructuring	0.08	0.06	0.02	0.09	0.24	0.02	0.01	0.04		0.07
Integration and other restructuring costs	0.04	—	(0.01)	0.03	0.07	—	—	—		—
Share based compensation	0.02	(0.04)	0.02	0.01	0.01	0.02	0.02	0.01		0.05
Loss (gain) on disposal of fixed assets - net	0.02	—	—	—	0.02	(0.01)	—	(0.01)		(0.02)
Gain on extinguishment of debt	—	—	—	—	—	—	(0.04)	(0.02)		(0.06)
Loss on divestitures	—	—	—	—	—	—	0.26	0.03		0.29
GAAP to non-GAAP impact per share(2)	0.02	0.04	0.04	0.04	0.14	0.03	0.03	0.04		0.10
Adjusted (loss) earnings per share	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.25)	$0.01	$0.06	$(0.01)		$0.06

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.